UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2008

Intelligentias, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-124460	20-1703887
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

303 Twin Dolphin Drive, 6th Floor
Redwood City, California    94065
(Address of principal executive offices including zip code)

(650) 632-4526
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     On September 2, 2008, Intelligentias, Inc. (the "Company") received the written resignations of all the senior executives and members of the Board of Directors. Ian W. Rice resigned as Chairman of the Board and Chief Executive Officer; Luigi Caramico resigned as President and a member of the Board; Mario Mene´ resigned as Chief Technical Officer and a member of the Board; Danilo Cacciamatta resigned as a member of the Board and Chairman of the Audit Committee; and Thomas A. Spanier resigned as Chief Financial Officer, Treasurer and Secretary. Separately, Royston Hoggarth resigned as a member of the Board on August 26, 2008. Mr. Rice has agreed to remain as the sole director until September 15, 2008.

     As disclosed in the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2008, without additional financing the Company does not have the ability to continue as a going concern. During the past two months senior management solicited financing proposals and received term sheets from several parties indicating that they are willing to provide financing, subject to appropriate due diligence and acceptable accommodations from the Company's principal stockholders and creditors. After extensive discussions with all parties, the Company's management was unable to reach an agreement satisfactory to all of the relevant constituencies that would allow any proposed financing opportunity to go forward.

     After carefully reviewing all of the circumstances of the financing efforts and available alternatives, the senior executives and Board concluded that they had no viable options that would allow them to continue operating the Company. Therefore, they tendered their resignations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 3, 2008

INTELLIGENTIAS, INC.

By: /s/ Ian W. Rice

Ian W. Rice
Director